Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated November 2, 2010, with respect to the financial statements of Nemean Networks, LLC as of August 31, 2010 and for the eight month period ended August 31, 2010 and for the period from May 18, 2007 (date of inception) through August 31, 2010 contained in the Registration Statement and Prospectus of Qualys, Inc. We consent to the use of the aforementioned report in the Registration Statement and Prospectus of Qualys, Inc., and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Appleton, WI

August 10, 2012